Exhibit 99.1
FIFTH STREET FINANCE CORP. CLOSES SEVEN-YEAR, $200 MILLION CREDIT FACILITY WITH SUMITOMO MITSUI BANKING CORPORATION
WHITE PLAINS, N.Y., September 20, 2011 — Fifth Street Finance Corp. (“Fifth Street”) (NYSE: FSC) today announced the closing of a seven-year, $200 million credit facility with its long-term partner, Sumitomo Mitsui Banking Corporation (“SMBC”), an affiliate of Sumitomo Mitsui Financial Group, Inc. (NYSE: SMFG). The credit facility, which bears an interest rate of LIBOR plus 2.25% per annum, will be secured by first lien assets and includes an option for a one-year extension.
The credit facility continues the long-standing partnership between Fifth Street and SMBC, which is an investor in, and an advisory board member of, a Fifth Street affiliated fund.
“Solidifying our partnership with a world-class lending partner like Sumitomo validates our business model and growth proposition,” said Leonard Tannenbaum, Chief Executive Officer of Fifth Street, adding, “By expanding Fifth Street’s lending capacity, we are better positioned to meet the financing solutions of our sponsors than ever before.”
About Sumitomo Mitsui Banking Corporation
Sumitomo Mitsui Banking Corporation and its group companies offer a broad range of financial services centered on banking. They are also engaged in the leasing, securities, credit card, investment, mortgage securitization, venture capital and other credit related businesses.
About Fifth Street Finance Corp.
Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments.
Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as “believes,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.’s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 99.1

Investor Contact:	Stacey Thorne	Media Contact:	Brendan McManus
	Fifth Street Finance Corp.		CJP Communications
	914-286-6811		203-254-1300 ext. 216
	stacey@fifthstreetfinance.com		CJP-FifthStreet@CJPCom.com